Exhibit 10.1

DEUTSCHE BANK AG NEW YORK BRANCH DEUTSCHE BANK SECURITIES INC. 1 Columbus Circle New York, New York 10019	JPMORGAN CHASE BANK, N.A. 383 Madison Avenue New York, New York 10179	BMO CAPITAL MARKETS CORP. BANK OF MONTREAL 115 South LaSalle Street Chicago, Illinois 60603

April 6, 2022

Dave & Buster’s, Inc.

1221 S. Beltline Rd. #500

Coppell, TX 75019

CONFIDENTIAL

Project Velocity
Commitment Letter

Ladies and Gentlemen:

You have advised each of Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank AG New York Branch (“DBNY” and, together with DBSI, collectively, “DB”), JPMorgan Chase Bank, N.A. (“JPM”), BMO Capital Markets Corp. (“BMOCM”) and Bank of Montreal (Bank of Montreal together with BMOCM, collectively, “BMO”; and BMO together with DB, JPM and any additional commitment party added pursuant to the terms hereof, the “Commitment Parties”, “we” or “us”) that Dave & Buster’s Inc., a Missouri corporation (the “Borrower”), intends to consummate the Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description and the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”). This commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C are collectively referred to as the “Commitment Letter.”

1.           Commitments.

In connection with the Transactions, (i) DBNY is pleased to advise you of its several, but not joint, commitment to provide 33.33% of the aggregate principal amount of the Term B Facility, (ii) JPM is pleased to advise you of its several, but not joint, commitment to provide 33.33% of the aggregate principal amount of the Term B Facility and (iii) Bank of Montreal is pleased to advise you of its several, but not joint, commitment to provide 33.33% of the aggregate principal amount of the Term B Facility, in each case subject only to the satisfaction of the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing on the Closing Date” in Exhibit B hereto and the conditions set forth in Exhibit C hereto. DB, JPM and BMO, together with any initial lender added pursuant to the terms hereof, are referred herein as the “Initial Lenders” and each individually as an “Initial Lender”.

2.           Titles and Roles.

It is agreed that (i) DBSI, JPM and BMOCM will each act as a joint lead arranger and joint bookrunner for the Term B Facility (together with any Additional Arranger (as defined below) added as a party hereto pursuant to the terms hereof, collectively, the “Lead Arrangers” and each in such capacity, a “Lead Arranger”) on an exclusive basis in connection with the arrangement and syndication of the Term B Facility and (ii) DBNY will act as sole administrative agent and collateral agent for the Term B Facility (the “Administrative Agent”), in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You agree that DB will hold the lead role, rights and responsibilities conventionally associated with “left” placement, including maintaining sole “physical books”, and shall appear on the top left of any Information Materials (as defined below) and all other offering or marketing materials in respect of the Term B Facility. You agree that no other joint bookrunners, arrangers, agents or managers will be appointed and no other titles will be awarded (other than as expressly contemplated by this Commitment Letter), unless you and we shall so agree; provided that you may, without our consent, on or prior to the date which is 15 business days after the date of your acceptance of this Commitment Letter, appoint additional joint lead arrangers and joint bookrunners (any such arranger or bookrunner, an “Additional Arranger”) and allocate to the Additional Arrangers up to 55% of the commitments of the Commitment Parties hereunder with respect to the Term B Facility in the aggregate (and corresponding compensatory economics in connection therewith), with such appointment and allocation to be effected pursuant to customary joinder documentation reasonably satisfactory to the Lead Arrangers (excluding any Lead Arrangers that become a party hereto pursuant to this section) within such 15 business day period (and thereafter, each Additional Arranger shall constitute a “Commitment Party” and “Initial Lender” hereunder); provided that no Additional Arranger shall receive greater compensatory economics in respect of the Term B Facility than that received by DB, JPM or BMO. Notwithstanding anything in Section 1 to the contrary, the commitments of, and economics allocated to, the Initial Lenders with respect to the Term B Facility will be permanently reduced by the amount of the commitments of, and economics allocated to, any such Additional Arranger (or its affiliates) in respect of the Term B Facility, with such reduction allocated to reduce the commitments of, and economics allocated to, the Initial Lenders in respect of the Term B Facility (excluding any Initial Lenders that become a party hereto pursuant to this section) on a pro rata basis.

3.           Syndication.

The Lead Arrangers reserve the right, prior to and/or after the Closing Date (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders, including lenders under the Existing Credit Agreement, other than Disqualified Institutions (as defined in the Existing Credit Agreement) (the “Lenders”), identified by us (in consultation with you) and reasonably acceptable to you.

Notwithstanding the Lead Arrangers’ right to syndicate the Term B Facility and receive commitments with respect thereto, (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Term B Facility on the date of the consummation of the Merger (the date of such consummation, the “Closing Date”)) in connection with any syndication, assignment or participation of the Term B Facility, including its commitments in respect thereof, until after the initial funding of the Term B Facility on the Closing Date has occurred, (ii) no assignment or novation shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Term B Facility until after the initial funding of the Term B Facility and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Term B Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.

We intend to commence our efforts with respect to the arrangement and syndication of the Term B Facility promptly upon your execution and delivery to us of this Commitment Letter. Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Term B Facility and in no event shall the commencement or successful completion of syndication of the Term B Facility constitute a condition to the availability or funding of the Term B Facility on the Closing Date. All aspects of such arrangement and syndication, including, without limitation, timing, the selection of potential syndicate members reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached, titles, allocations and division of fees, shall be determined by (and coordinated exclusively through) us (in consultation with you). Until the earlier of 30 days following the Closing Date and the completion of a Successful Syndication (as defined in the Fee Letter), you agree actively to assist the Lead Arrangers in completing a syndication of the Term B Facility that is reasonably satisfactory to you and us. Such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships, (b) assisting in the prompt preparation of marketing materials and Information reasonably agreed by you and the Lead Arrangers and presentations to be used in connection with the syndication (collectively, “Information Materials”) for delivery to Lenders, potential syndicate members and participants, including, without limitation, such estimates, forecasts, projections and other forward-looking financial information regarding the future performance of Holdings, the Borrower, the Target and their respective subsidiaries (collectively, the “Projections”), as you and the Lead Arrangers may reasonably agree, (c) providing or causing to be provided customary detailed business plans or projections of you and your respective subsidiaries, in each case as you and the Lead Arrangers shall reasonably agree, (d) the hosting, with the Lead Arrangers, one telephonic conference call with the prospective Lenders at a time to be mutually agreed upon, (e) using your commercially reasonable efforts to procure, at your expense, prior to the launch of general syndication of the Term B Facility of (i) public ratings (but no specific ratings) for the Term B Facility and (ii) refreshed public corporate and public corporate family ratings, as applicable, for the Borrower (taking into account the Transactions) from each of Moody’s and S&P and (f) ensuring there being no competing issues, offerings, placements, arrangements or syndications of debt securities or commercial bank or other credit facilities by or on behalf of Holdings, you or any of your or Holdings’ subsidiaries, and after using your commercially reasonable efforts, to the extent practical, appropriate and reasonable and in all instances subject to, and not in contravention of, the terms of the Merger Agreement (as in effect on the date hereof), the Target or any of their respective subsidiaries, being offered, placed or arranged (other than (x) the Term B Facility or (y) any indebtedness of the Target and its subsidiaries permitted under the Merger Agreement (as in effect on the date hereof) to be incurred or to remain outstanding on or after the Closing Date), if such issuance, offering, placement or arrangement would materially and adversely impair the primary syndication of the Term B Facility (it is understood that your, the Target’s and your and its subsidiaries’ ordinary course working capital facilities (including amendments, refinancings, replacements, or extensions thereof) and ordinary course capital lease, purchase money and equipment financings will not be deemed to materially and adversely impair the primary syndication of the Term B Facility). Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, neither the obtaining of the ratings referenced above nor the compliance with any of the other provisions set forth in this paragraph, shall constitute a condition to the commitments hereunder or the funding of the Term B Facility on the Closing Date.

You further agree, at our request, to assist in the preparation of a version of Information Materials consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to you, Holdings, the Target or your or their respective subsidiaries or any of your or their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information” and with any information and documentation that is not Public Lender Information being referred to herein as “Private Lender Information”).

You agree that each document to be disseminated by us to any Lender in connection with the Term B Facility will be identified by you as either (A) containing Private Lender Information or (B) containing solely Public Lender Information. You acknowledge that the following documents will contain solely Public Lender Information (unless you notify us promptly that any such document contains Private Lender Information): (x) drafts and final definitive documentation with respect to the Term B Facility; (y) administrative materials prepared by us for prospective Lenders (such as a lender meeting invitation, bank allocations, if any, and funding and closing memoranda); and (z) notification of changes in the terms and conditions of the Term B Facility.

Before distribution of the Information Materials (i) to prospective Lenders that do not wish to receive Private Lender Information (“Public Lenders”), you shall provide us with a customary letter authorizing the dissemination of the Information Materials to Public Lenders and confirming the absence of Private Lender Information therefrom and (ii) to prospective Lenders that are not Public Lenders, you shall provide us with a customary letter authorizing the dissemination of such materials. In addition, at the request of the Lead Arrangers, you shall identify Public Lender Information by clearly and conspicuously marking the same as “PUBLIC.”

4.           Information.

You represent, warrant and covenant that (a) (i) no information which has been or is hereafter furnished by you or on your behalf to the Commitment Parties in connection with the transactions contemplated hereby (other than the Projections and information of a general economic or industry specific nature) and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (other than the Projections and information of a general economic or industry specific nature) (such information being referred to herein collectively as, the “Information”) (in the case of Information regarding the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge) taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in light of the circumstances under which they were (or hereafter are) made (after giving effect to all supplements and updates thereto provided to the Commitment Parties from time to time), and (b) the Projections that have been or will be made available to the Commitment Parties by you or any of your representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time prepared and at the time such Projections are made available to the Commitment Parties, it being recognized by the Commitment Parties that such Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that if at any time prior to the later of the Closing Date and the completion of a Successful Syndication, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations and warranties were being made, at such time, then you will (or, with respect to the Information and the Projections relating to the Target and its subsidiaries, will use commercially reasonable efforts to) promptly supplement the Information and the Projections so that such representations will be correct in all material respects under those circumstances (or, in the case of the Information relating to the Target and its subsidiaries and its and their respective businesses, to the best of your knowledge, such representations and warranties are correct in all material respects under those circumstances). You understand that, in arranging and syndicating the Term B Facility, we will be entitled to use and rely upon the Information and the Projections without responsibility for independent verification thereof. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter, none of the making of any representations under this Section 4, the provision of any supplement to any Information or the Projections, nor the accuracy of any such representation or supplement shall constitute a condition precedent to the availability and/or initial funding of the Term B Facility on the Closing Date.

5.           Fees.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Lead Arrangers to perform the services described herein, you agree to pay (or cause to be paid) the fees set forth in the Term Sheet and in the fee letter dated the date hereof and delivered herewith with respect to the Term B Facility (the “Fee Letter”), if and to the extent payable in accordance with the terms thereof. Once paid, such fees shall not be refundable under any circumstances, except as expressly set forth herein or therein or as otherwise separately agreed to in writing by you and us.

6.           Conditions.

The commitments of the Initial Lenders hereunder to fund the Term B Facility on the Closing Date and the agreements of the Lead Arrangers to perform the services described herein are subject solely to the satisfaction of the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing on the Closing Date” in Exhibit B hereto and the conditions set forth in Exhibit C hereto, and upon satisfaction (or waiver by the Commitment Parties) of such conditions, the initial funding of the Term B Facility shall occur; it being understood that there are no other conditions (implied or otherwise) to the commitments hereunder, including compliance with the terms of this Commitment Letter, the Fee Letter and (except as expressly set forth in Exhibit C hereto) the Term B Facility Documentation.

Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letter, the Term B Facility Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which shall be a condition to the availability and funding of the Term B Facility on the Closing Date shall be (a) such of the representations made by, or with respect to, the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such), but only to the extent that you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your (and/or its) obligations under the Merger Agreement or decline to consummate the Merger (in accordance with the terms thereof) as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (b) the Specified Representations (as defined below) made in the Term B Facility Documentation and (ii) the terms of the Term B Facility Documentation shall be in a form such that they do not impair the availability or funding of the Term B Facility on the Closing Date if the conditions set forth in the section entitled “Conditions Precedent to Initial Borrowing on the Closing Date” in Exhibit B hereto and the conditions set forth in Exhibit C hereto are satisfied (or, to the extent waivable by such persons, waived by the Commitment Parties) (provided that to the extent any security interest in any Collateral (as defined in the Existing Credit Agreement) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (1) in the certificated equity securities, if any, of the Target and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code; provided that certificated equity securities of the Target will only be required to be delivered on the Closing Date to the extent received from the Target, so long as you have used commercially reasonable efforts to obtain them on the Closing Date) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Term B Facility on the Closing Date, but instead shall be required to be delivered within 60 days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion). For purposes hereof, “Specified Representations” means the Credit Agreement Representation (as defined below), the SSN Indenture Representation (as defined below) and the representations and warranties applicable to the Borrower and the Guarantors set forth in the Term B Facility Documentation (which shall be consistent with the corresponding representations in the Documentation Precedent, subject to the Documentation Considerations) relating to organizational existence; power and authority, due authorization, execution, delivery and enforceability, in each case, related to, the entering into, borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Term B Facility Documentation; no conflicts of the Term B Facility Documentation with the charter documents of the Borrower and the Guarantors; solvency of the Borrower and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions to be consummated on the Closing Date (solvency to be defined in a manner in form and scope consistent with the solvency certificate to be delivered pursuant to paragraph 5(ii) of Exhibit C hereto); Federal Reserve margin regulations; Patriot Act; the use of the proceeds of the Term B Facility not violating OFAC, FCPA or other applicable anti-terrorism laws and anti-money laundering laws; the Investment Company Act; and, subject to the proviso in clause (ii) of the immediately preceding sentence, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

You have advised us that (i) the Borrower has made an LCT Election (as defined in that certain Indenture, dated as of October 27, 2020 (as amended prior to the date hereof, the “SSN Indenture”), among the Borrower, the other guarantors party thereto and U.S. Bank National Association, as trustee and collateral agent) to treat the Merger as a “Limited Condition Transaction” under the SSN Indenture and (ii) the LCT Test Date for purposes of, and as defined in, the SSN Indenture with respect to the Merger is the date of the Merger Agreement. Pursuant to the foregoing, the Borrower hereby represents and warrants that, as of the Acceptance Date, (x) the Term B Facility and the Transactions contemplated hereby are permitted under the Existing Credit Agreement (including, but not limited to, establishment and incurrence of the Term B Facility being permitted under Sections 8.7(h) and 8.8(p) thereof and the Merger being permitted as a Permitted Acquisition (as defined in the Existing Credit Agreement)) (such representation and warranty as of the Acceptance Date, the “Credit Agreement Representation”) and (y) the Term B Facility and the Transactions contemplated hereby are permitted under the SSN Indenture (including, but not limited to, the incurrence of the Term B Facility being permitted under Section 4.03(b) thereof and the Merger being permitted under Section 4.04 thereof) (such representation and warranty as of the Acceptance Date, the “SSN Indenture Representation”).

7.           Expenses; Indemnification.

You agree (a) to indemnify the Commitment Parties and their Arranger-Related Parties (as defined below), on and subject to the provisions of Section 13.15 (Costs and Expenses; Indemnification) of the Existing Credit Agreement, the terms of which are incorporated herein, mutatis mutandis, provided that (i) references therein to “Indemnified Persons” shall be construed to include each of the Commitment Parties and each of their respective affiliates, and each of the directors, officers, employees, agents, trustees and attorneys-in-fact of each Commitment Party and any such affiliate (collectively, “Arranger-Related Parties”), in each case with respect to the provision of services rendered in connection with this Commitment Letter (including the Term Sheet), the Fee Letter and the Transactions, and (ii) the references therein to “Agreement” and “Loan Document” in Section 13.15 shall be construed to include this Commitment Letter, the Fee Letter and the Term B Facility Documentation and (b) to reimburse the Commitment Parties and each of their respective affiliates from time to time, on and subject to the provisions of Section 13.15 of the Existing Credit Agreement, the terms of which are incorporated herein mutatis mutandis, provided that (i) such provisions shall be construed to be applicable to each of the Commitment Parties and their respective affiliates, (ii) the references to “Loan Document” in Section 13.15 of the Existing Credit Agreement shall be construed to include this Commitment Letter, the Fee Letter and the Term B Facility Documentation and (iii) such reimbursement shall be made on the Closing Date (to the extent invoiced at least two business days prior to the Closing Date (or such lesser period as reasonably agreed by the Borrower)). Notwithstanding any other provision of this Commitment Letter, no Indemnified Person nor, without limiting your indemnity obligations set forth above, you shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any indirect, special, punitive or consequential damages relating to this Commitment Letter, arising out of its activities in connection with this Commitment Letter, the Fee Letter, the Term B Facility and/or the transactions contemplated hereby and thereby; provided, however, that nothing contained in this paragraph shall limit your indemnity and reimbursement obligations to the extent such indirect, special, punitive or consequential damages are included in any third party claim with respect to which the applicable Indemnified Person is entitled to indemnification under this Section 7. The Borrower hereby acknowledges and agrees, and acknowledges its affiliates’ understanding, that each of the Commitment Parties shall be deemed an “Arranger” for purposes of Section 13.26 (No Advisory or Fiduciary Responsibility) of the Existing Credit Agreement, the terms of which are incorporated herein mutatis mutandis.

In addition and without limiting the foregoing, you agree to hold harmless the Commitment Parties and their Arranger-Related Parties, on and subject to the provisions of Section 13.15 (Costs and Expenses; Indemnification) of the Existing Credit Agreement, the terms of which are incorporated herein, mutatis mutandis, provided that (i) references therein to “Indemnified Persons” shall be construed to include each of the Commitment Parties and each of their Arranger-Related Parties, in each case with respect to the provision of services rendered in connection with this Commitment Letter (including the Term Sheet), the Fee Letter and the Transactions, and (ii) the references therein to “Agreement” and “Loan Document” in Section 13.15 shall be construed to include this Commitment Letter, the Fee Letter and the Term B Facility Documentation.

8.           Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

We reserve the right to employ the services of our affiliates and branches (including, in the case of DB, Deutsche Bank AG) in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to our respective affiliates certain fees payable to us in such manner we and our affiliates may agree in our sole discretion. You acknowledge that (i) we may share with any of our respective affiliates and our and their respective directors, officers, employees, representatives, agents and advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, “Related Persons”) and such affiliates and Related Persons may share with us, in each case on a confidential basis, any information related to the transactions contemplated hereby, Holdings, the Borrower (and their respective subsidiaries and affiliates) or any of the matters contemplated hereby, (ii) we and our affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, the Target or your or their affiliates may have conflicting interests regarding the transactions described herein or otherwise and (iii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate and you are not relying on the Commitment Parties for such advice. We will not, however, furnish confidential information obtained from you, the Target or any of your or its affiliates by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you, the Target or any of your or its affiliates to other companies (other than your affiliates). You also acknowledge that we do not have any obligation to use in connection with the Term B Facility, this Commitment Letter, the transactions contemplated hereby, or to furnish to you, the Target or any of your or its affiliates confidential information obtained by us from other companies.

Each Commitment Party is serving as an independent contractor hereunder, and in connection with the transactions contemplated hereby, in respect of its services hereunder and in such connection and not as a fiduciary or trustee of any party. Each Lead Arranger or its affiliates are, or may at any time be, a lender under the Existing Credit Agreement (in such capacity, an “Existing Lender”). You acknowledge and agree that each Existing Lender (a) will be acting for its own account as principal in connection with the facilities under the Existing Credit Agreement, (b) will be under no obligation or duty as a result of any Lead Arranger’s role in connection with the transactions contemplated by this Commitment Letter or otherwise to take any action or refrain from taking any action (including with respect to voting for or against any requested amendments), or exercising any rights or remedies, that an Existing Lender may be entitled to take or exercise in respect of the Existing Credit Agreement and (c) may manage its exposure to the facilities under the Existing Credit Agreement without regard to any Lead Arranger’s role hereunder.

You acknowledge that each of the Commitment Parties or any of their respective affiliates that may be performing work hereunder on behalf of any of the foregoing is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, each of the Commitment Parties or their respective affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, the Target, and your and its subsidiaries and other companies with which you, the Target or your or its subsidiaries may have commercial or other relationships. With respect to any securities or financial instruments so held by the Commitment Parties or any of their affiliates or any of their respective customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

You acknowledge that affiliates of certain Commitment Parties may be acting as issuing bank or a lender under the Existing Credit Agreement, and your and your affiliates’ rights and obligations under any other agreement with any of the Commitment Parties or any of their respective affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter, and none of such rights and obligations under such other agreements shall be affected by any Commitment Party’s performance or lack of performance of services hereunder. You further acknowledge that any of the Commitment Parties or any of their respective affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to the Borrower, the Target or other companies that may be involved in a competing transaction. You hereby agree that each Commitment Party may render its services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between each Commitment Party and you and your affiliates in connection with the engagement contemplated hereby, on the one hand, and the exercise by any Commitment Party or any of their affiliates of any of their rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand. The terms of this paragraph shall survive the expiration or termination of this Commitment Letter for any reason whatsoever.

Each of the parties hereto acknowledges that DB (or an affiliate thereof) has been retained by you (or one of your affiliates) as financial advisor (in such capacity, the “Buy-Side Financial Advisor”) in connection with the Merger. Each of the parties hereto agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from the engagement of the Buy-Side Financial Advisor, on the one hand, and DB and DB’s affiliates’ relationships with you as described and referred to herein, on the other.

9.           Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter or the contents thereof or this Commitment Letter, or the activities of any Commitment Party pursuant hereto or thereto, shall be disclosed, directly or indirectly, by you to any other person or entity without the prior written approval of the Lead Arrangers (such approval not to be unreasonably withheld, delayed or conditioned), except (a) to your affiliates, officers, directors, employees, attorneys, accountants, controlling persons, members, partners, equity holders, representatives, agents and advisors on a confidential basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or in connection with any pending legal proceeding (in which case you agree, to the extent permitted by applicable law, to inform us promptly thereof) or regulatory review; provided that (i) you may disclose this Commitment Letter (but not the Fee Letter or the contents thereof) and the contents hereof to the Seller, the Target and its and their respective subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Term Sheet and other exhibits and attachments hereto) (but not the Fee Letter or the contents thereof) in connection with any public or regulatory filing requirement relating to the Transactions, (iii) you may disclose the Term Sheet and other exhibits and attachments to this Commitment Letter, and the contents thereof, to potential Lenders in any syndication or other marketing materials in connection with the Term B Facility (including the Information Materials) and to rating agencies in connection with obtaining or affirming ratings for the Borrower and the Term B Facility, (iv) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Term B Facility or in any public or regulatory filing requirement relating to the Transactions (and only to the extent aggregated with all other fees and expenses of the Transactions and not presented as an individual line item unless required by applicable law, rule or regulation), (v) if the fee amounts payable pursuant to the Fee Letter, the economic terms of the “Market Flex Provisions” in the Fee Letter and such other portions as mutually agreed have been redacted in a manner reasonably agreed by us (including the portions thereof addressing fees payable to the Commitment Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof to the Seller, the Target, its and their respective subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons, on a confidential and need-to-know basis and (vi) on a confidential basis to any prospective Additional Arranger or affiliate thereof (including the Fee Letter after this Commitment Letter and the Fee Letter have been accepted by you).

Each Commitment Party and its affiliates will use all non-public information provided to any of them or such affiliates by or on behalf of you hereunder or in connection with the Merger and the related Transactions solely for the purpose of providing the services which are the subject of this Commitment Letter and negotiating, evaluating and consummating the transactions contemplated hereby and shall treat confidentially all such information and shall not publish, disclose or otherwise divulge, such information, except (i) to the extent that such information becomes publicly available other than by reason of improper disclosure by such Commitment Party or any of its Related Parties (as defined below) in violation of any confidentiality obligations owing to you, the Target or any of your or its subsidiaries, (ii) to the extent that such information is or was received by such Commitment Party or any of its Related Parties from a third party that is not, to such Commitment Party’s knowledge, subject to contractual or fiduciary confidentiality obligations owing to you, the Target or any of your or its subsidiaries or (iii) to the extent that such information is independently developed by such Commitment Party or any of its Related Parties without the use of any confidential information; provided that nothing herein shall prevent such Commitment Party and its affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction, or purporting to have jurisdiction over, such Commitment Party or any of its affiliates (in which case such Commitment Party agrees (except with respect to any audit or examination conducted by bank accountants or any governmental or regulatory (including self-regulatory) authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform you promptly thereof prior to disclosure), (c) to such Commitment Party’s affiliates and to its and their respective directors, officers, employees, legal counsel, independent auditors, professionals and other experts or agents who need to know such information in connection with the Transactions and who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations and who have been advised of their obligation to keep information of this type confidential (with each such Commitment Party, to the extent within its control, responsible for such person’s compliance with this paragraph) (such related persons described in this clause (c), collectively, the “Related Parties”), (d) to potential or prospective Lenders, hedge providers, participants or assignees, (e) for purposes of establishing a “due diligence” defense or in connection with any suit, action or proceeding relating to this Commitment Letter, (f) to the extent you consent in writing to any specific disclosure, (g) to rating agencies, in consultation with you, for the purposes described in Section 3 above, (h) to the extent such information was already in such Commitment Party’s possession prior to any duty or other understanding of confidentiality entered into in connection with the Transactions or (i) to market data collectors, such as league table, or other service providers to the lending industry, information regarding the closing date, size, type, purpose of, and parties to, the Term B Facility; provided that for purposes of clause (d) above, the disclosure of any such information to any Lenders, hedge providers, participants or assignees or prospective Lenders, hedge providers, participants or assignees referred to above shall be made subject to the acknowledgment and acceptance by such Lender, hedge provider, participant or assignee or prospective Lender, hedge provider, participant or assignee that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and such Commitment Party, including, without limitation, as agreed in any Information Materials or other marketing materials) in accordance with the standard syndication processes of such Commitment Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such information. In the event that the Term B Facility is funded, the Commitment Parties’ and their respective affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the Term B Facility Documentation upon the initial funding thereunder to the extent that such provisions are binding on such Commitment Parties.

The confidentiality provisions set forth in this Section 9 shall survive the termination of this Commitment Letter and (other than your obligations with respect to the Fee Letter) shall expire and shall be of no further effect after the second anniversary of the date hereof.

10.       Assignments; Etc.

This Commitment Letter (and the rights, obligations and commitments hereunder (other than subject to the second paragraph of Section 3 by the Initial Lenders in connection with the syndication of the Term B Facility and as provided in Section 2 above with respect to an assignment to an Additional Arranger)) (i) shall not be assignable by any party hereto without the prior written consent of the other parties thereto (and any attempted assignment without such consent shall be null and void), (ii) is intended to be solely for the benefit of the parties hereto (and Indemnitees), (iii) is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto (and Indemnitees) and (iv) may not be relied upon by any person or entity other than you.

11.       Amendments; Governing Law; Etc.

This Commitment Letter may not be amended or modified, or any provision hereof waived, except by an instrument in writing signed by you and us. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile (or other electronic) transmission shall be effective as delivery of a manually executed counterpart hereof. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Commitment Letter shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by us, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section headings used herein are for convenience of reference only, are not part of this Engagement Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter. You acknowledge that information and documents relating to the Term B Facility may be transmitted through Intralinks, the internet, email or similar electronic transmission systems, and that no Commitment Party shall be liable for any damages arising from the use by others of information or documents transmitted in such manner. Each Lead Arranger may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the Closing Date in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of the transactions contemplated hereby, all at the expense of such Lead Arranger. Matters that are not covered or made clear in this Commitment Letter are subject to mutual agreement of the parties hereto. THIS COMMITMENT LETTER, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, INCLUDING BUT NOT LIMITED TO, THE VALIDITY, INTERPRETATION, CONSTRUCTION, BREACH, ENFORCEMENT OR TERMINATION HEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Material Adverse Effect” (as defined in the Merger Agreement as in effect on the date hereof (and whether or not a Material Adverse Effect has occurred), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you (or your affiliate) have the right (taking into account any applicable cure provisions) to terminate your obligations under the Merger Agreement or decline to consummate the Merger and (c) the determination of whether the Merger has been consummated in accordance with the terms of the Merger Agreement, and, in any case, claims or disputes arising out of any such interpretation or determination or any aspect thereof, in each case shall be governed by, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

12.       Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined only in such courts, provided that we shall be entitled to assert jurisdiction over you and your property in any court in which jurisdiction may be laid over you or your property, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the Fee Letter or the transactions contemplated hereby or thereby in any New York State or Federal court, as the case may be, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to you at the address above shall be effective service of process against you for any suit, action or proceeding brought in any such court.

13.       Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, SUIT, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY HERETO RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.       Surviving Provisions.

The compensation, reimbursement, indemnification, confidentiality, jurisdiction, governing law and waiver of jury trial provisions contained herein and the provisions of Section 6 hereof shall remain in full force and effect regardless of whether the Term B Facility Documentation shall be executed and delivered and notwithstanding the termination or expiration of this Commitment Letter and our agreements to perform the services described herein and therein; provided that your obligations under this Commitment Letter (except as otherwise provided the second through sixth paragraphs of Section 3, the penultimate sentence of Section 4 and this Section 14 and other than your obligations with respect to the confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the Term B Facility Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Term B Facility (or any portion thereof) at any time subject to the provisions of the preceding sentence (any such commitment termination shall reduce the commitments of each Initial Lender on a pro rata basis based on their respective commitments under the Term B Facility).

15.       PATRIOT Act Notification.

Each Lender subject to the USA PATRIOT ACT (Title III of Pub. Law 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “PATRIOT Act”) and the requirements of 31 C.F.R. §1010.230 (as amended, the “Beneficial Ownership Regulation”), hereby notifies Holdings and the Borrower that pursuant to the requirements of the PATRIOT Act or the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies Holdings, the Borrower, Guarantors and any other obligor under the Term B Facility and any related Term B Facility Documentation and other information that will allow such Lender to identify Holdings, the Borrower, Guarantors and any other obligor in accordance with the PATRIOT Act or the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Parties and each Lender. You hereby acknowledge and agree that the Commitment Parties shall be permitted to share any or all such information with the Lenders.

16.       Termination and Acceptance.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to the Commitment Parties (or their legal counsel) executed counterparts of this Commitment Letter and the Fee Letter not later than 11:59 p.m., New York City time, on April 6, 2022 (the date you so deliver such executed counterparts, the “Acceptance Date”). The Initial Lenders’ respective commitments and the obligations of the Commitment Parties hereunder will expire at such time in the event that the Commitment Parties (or their legal counsel) have not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter at or prior to such time, we agree to hold our commitment to provide the Term B Facility and our other undertakings in connection therewith available for you until the earliest of (i) after the date hereof and prior to the consummation of the Merger, the termination of the Merger Agreement by you in a signed writing in accordance with its terms (or your written confirmation or public announcement thereof), (ii) the consummation of the Merger without the funding of the Term B Facility and (iii) 11:59 p.m., New York City time, on the date that is five business days after the End Date (as defined in the Merger Agreement as in effect on the date hereof (including, for the avoidance of doubt, any extension contemplated by Section 10.1(b) of the Merger Agreement (as in effect on the date hereof)). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of the Commitment Parties hereunder and the agreement of the Commitment Parties to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their sole discretion, agree to an extension in writing.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ John Huntington
Name: John Huntington
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ John Huntington
Name: John Huntington
Title: Managing Director

By:	/s/ Sandeep Desai
Name: Sandeep Desai
Title: Managing Director

[Signature Page to Project Velocity Commitment Letter]

JPMORGAN CHASE BANK, N.A.

By:	/s/ Alexander Vardaman
Name: Alexander Vardaman
Title: Authorized Officer

[Signature Page to Project Velocity Commitment Letter]

BMO CAPITAL MARKETS CORP.

By:	/s/ Aaron Weigel
Name: Aaron Weigel
Title: Managing Director

BANK OF MONTREAL

By:	/s/ Aaron Weigel
Name: Aaron Weigel
Title: Managing Director

[Signature Page to Project Velocity Commitment Letter]

Accepted and agreed to as of
the date first above written:

DAVE & BUSTER’S, INC.

By:	/s/ Michael Quartieri
Name: Michael Quartieri
Title: Chief Financial Officer

[Signature Page to Project Velocity Commitment Letter]

EXHIBIT A

Project Velocity
Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

Dave & Buster’s Entertainment, Inc., a Delaware corporation (“Delta”), through its direct, wholly owned subsidiary Dave & Buster’s Holdings, Inc., a Delaware corporation (“Holdings”) and indirect, wholly owned subsidiary Dave & Buster’s Inc., a Missouri corporation (the “Borrower”), intends to acquire Ardent Leisure US Holding Inc., a Delaware corporation (the “Target”), pursuant to a merger of Delta Bravo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Merger Sub”), with and into Target pursuant to and in accordance with the requirements of the Agreement and Plan of Merger, dated as of April 6, 2022 (together with all exhibits, schedules and other disclosure letters thereto, collectively, as amended as permitted by Section 1 of Exhibit C, the “Merger Agreement”), by and among Delta, Merger Sub, Target and for the limited purposes specified therein Ardent Leisure, an Australian public company limited by shares (the “Seller”) and RB ME Blocker, LLC, RB ME Series 2019 Investor Aggregator LP and RedBird Series 2019 GP Co-Invest, LP, a Delaware limited partnership (the “Merger”). After giving effect to the Merger and the other Transactions (as defined below), the Target will become a wholly-owned direct or indirect subsidiary of the Borrower.

In connection with the foregoing, it is intended that:

(a)                the Borrower will borrow up to $850.0 million in connection with the Merger under a senior secured term B loan facility (the “Term B Facility”) as described further in Exhibit B hereto, with the Term B Facility to be incurred on the Closing Date in accordance with the requirements of Sections 8.7(h) and 8.8(p) of that certain Amended and Restated Credit Agreement, dated as of August 17, 2017 by and among Holdings, the Borrower, the other guarantors party thereto from time to time, the lenders from time to time party thereto and Bank of America, N.A., as administrative agent (as amended prior to the date hereof, the “Existing Credit Agreement”);

(b)                that certain Credit Agreement, dated as of April 4, 2019, by and among ME Holdco, Inc., as holdings, Main Event Entertainment, Inc., as the Borrower, certain subsidiaries from time to time party thereto, the lenders party from time to time party thereto, UBS AG, Stamford Branch, as administrative agent and Fortress Credit Corp., as collateral agent (as amended by that certain First Amendment dated as of April 17, 2020, that certain Second Amendment dated as of May 27, 2020 and that certain Third Amendment dated as of June 13, 2020 and as otherwise amended, restated, amended and restated, supplemented, refinanced, replaced or modified from time to time in a manner not restricted by the Merger Agreement) shall have been, or substantially concurrently with the closing of the Merger on the Closing Date, shall have been, refinanced, repaid, redeemed and/or terminated in their entirety and all commitments to lend and guarantees and security granted in connection therewith shall have been terminated and/or released or customary arrangements shall have been made for such termination and/or release (collectively, the “Refinancing”); and

(c)                the proceeds of the Term B Facility and a portion of the cash on hand at the Borrower and its subsidiaries and the Target and its subsidiaries on the Closing Date will be applied to pay (i) the cash consideration for the Merger (the “Merger Consideration”), (ii) fees and expenses incurred in connection with the Merger (such fees and expenses together with the Merger Consideration, the “Transaction Costs”) and (iii) for the Refinancing.

The transactions described above (including the payment of the Transaction Costs) are collectively referred to herein as the “Transactions.”

EXHIBIT B

[Attached]

EXHIBIT C

Project Velocity

Summary of Additional Conditions1

The initial borrowings under the Term B Facility shall be subject to the following conditions (subject in all respects to the Limited Conditionality Provisions):

1.                   The Merger shall have been consummated, or substantially simultaneously with the initial borrowings under the Term B Facility shall be consummated, in all material respects in accordance with the terms of the Merger Agreement after giving effect to any modifications, amendments, consents or waivers by you thereto, other than those modifications, amendments, consents or waivers that are materially adverse to the interests of the Lenders or the Commitment Parties in their capacities as such, unless consented to in writing by the Lead Arrangers (such consent not to be unreasonably withheld, delayed or conditioned).

2.                   Since the date hereof, there shall not have occurred any Material Adverse Effect (as defined in the Merger Agreement as in effect on the date hereof) that has not been cured and is continuing.

3.                   Substantially simultaneously with the initial borrowing under the Term B Facility and the consummation of the Merger, the Refinancing shall be consummated.

4.                  Subject in all respects to the Limited Conditionality Provisions, all documents and instruments required to create and perfect the Administrative Agent’s security interest in the Collateral shall have been executed and delivered and, if applicable, be in proper form for filing.

5.                   (i) The execution and delivery by the Borrower and, if applicable, the Guarantors of the Term B Facility Documentation (including a joinder to the Existing First Lien Intercreditor Agreement), which shall be in accordance with the terms of the Commitment Letter and the Term Sheet and subject to the Limited Conditionality Provisions and (ii) delivery to the Lead Arrangers of a customary borrowing notice, customary legal opinions, a solvency certificate in the form attached hereto as Annex I and customary officer’s closing certificates (including, without limitation, a certificate from a responsible officer of the Borrower certifying that no Event of Default (as defined in the Existing Credit Agreement) exists under Section 9.1(a), (j) or (k) of the Existing Credit Agreement on the Closing Date).

6.                  All fees required to be paid to the Commitment Parties on the Closing Date in connection with the Term B Facility and all reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter, to the extent invoiced at least two business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Term B Facility have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Term B Facility).

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this Exhibit C is attached, including Exhibits A and B. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

7.                   The Lead Arrangers shall have received (a) the audited consolidated balance sheets and the related audited consolidated statements of income and cash flows for the fiscal years ended June 29, 2021, June 30, 2020 and each subsequent completed fiscal year ended at least 105 days before the Closing Date for [MIKE] HoldCo, Inc. (“MIKE HoldCo”), (b) the unaudited consolidated balance sheet of MIKE HoldCo for the fiscal quarter ended December 28, 2021 and each subsequent fiscal quarter ending at least 60 days prior to the Closing Date and the portion of the fiscal year through the end of such fiscal quarter, and, in each case, the related unaudited consolidated statements of income and cash flows of MIKE HoldCo for the period then ended, (c) audited consolidated balance sheets and the related audited statements of income, stockholders’ equity and cash flows of the Borrower and its consolidated subsidiaries for the fiscal year of the Borrower ended January 31, 2022 and each subsequent fiscal year of the Borrower, ended at least 105 days before the Closing Date and (d) unaudited consolidated balance sheets and the related unaudited statements of income and cash flows of the Borrower and its consolidated subsidiaries for each fiscal quarter of the Borrower ending after the fiscal year ended January 31, 2022 and at least 60 days prior to the Closing Date and the portion of the fiscal year through the end of such fiscal quarter. The Lead Arrangers hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the fiscal years ended June 29, 2021 and June 30, 2020, clause (b) for the fiscal quarter ended December 28, 2021 and clause (c) for the fiscal year ended January 31, 2022.

8.                   At least three business days prior to the Closing Date, the Administrative Agent and the Lead Arrangers shall have received (a) all documentation and other information about the Borrower that shall have been reasonably requested by the Administrative Agent or any of the Lead Arrangers in writing at least 10 business days prior to the Closing Date and that the Administrative Agent and the Lead Arrangers reasonably determine is required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (b) if the Borrower qualifies as a “legal entity” customer under 31 C.F.R. §1010.230 and the Administrative Agent or the Lead Arrangers has requested such certification at least ten business days prior to the Closing Date, a beneficial ownership certification in relation to the Borrower, which certification shall be substantially similar to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

9.                   The Closing Date shall not have occurred on or prior to May 31, 2022.

C-2

Annex I

to EXHIBIT C

[FORM OF SOLVENCY CERTIFICATE]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [•] of the [insert description of agreement], dated as of [•] (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time, the “Agreement”), among [parties to be defined]. Capitalized terms used herein without definition have the same meanings as in the Agreement.

I hereby certify on behalf of the Borrower, solely in my capacity as an officer of the Borrower and not in my individual capacity as follows:

1.                   I am the duly qualified and acting [Chief Financial Officer] [specify other officer with equivalent duties] of the Borrower.

1.                   I have reviewed the contents of this Certificate and have made such investigations and inquiries as I have deemed to be reasonably necessary and prudent, and have reviewed the Agreement and the other [Loan Documents] [insert analogous defined term] referred to therein (collectively, the “Transaction Documents”) and such other documents as I have deemed relevant.

2.                   As of the date hereof, after giving effect to the transactions contemplated by the Transaction Documents and the loans made under the Agreement it is my opinion that:

a.       the consolidated fair value of the assets of the Borrower and its subsidiaries, at a fair valuation, will exceed their consolidated debts and liabilities, subordinated, contingent or otherwise (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

b.       the consolidated present fair saleable value of the property of the Borrower and its subsidiaries will be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

c.       the Borrower and its subsidiaries, on a consolidated basis, are able to pay their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured on their respective stated maturities (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability);

d.       the Borrower and its subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged.

[__________]

C-3

By:
Name:
Title:

C-4